EXHIBIT 10.43

December 21, 2011

Mr. Daryl R. Otte
Chief Executive Officer
TheStreet, Inc.
14 Wall Street, 15th Floor
New York, New York 10005

Dear Daryl:

                    TheStreet, Inc. (the “Company”) greatly appreciates the accomplishments you have made during your tenure at the Company, both during almost a decade of service on the Company’s Board of Directors (“Board”) and in guiding the Company and its rejuvenation over the last three years as Chief Executive Officer. Recently, you and members of the Board have mutually determined that the timing would be appropriate to transition your role to a new Chief Executive Officer, over the course of an orderly transition period. This letter (the “Agreement”) sets forth the agreement between you and Company related to the above and to certain other matters described herein. The parties hereby agree as follows:

1.

You shall continue to provide your full time services to the Company as Chief Executive Officer and a member of the Board, through March 31, 2012 or such earlier date as the Company may specify by written notice given to you or on the event of your death (March 31, 2012 or such earlier date, the “Separation Date”). Upon the Separation Date, you shall resign all your positions with the Company and its direct or indirect subsidiaries (including as a member of the Board of the Company or any of its direct or indirect subsidiaries) and your employment with Company and its direct and indirect subsidiaries shall terminate on the Separation Date. Through the Separation Date, as may be requested by the Chairman of the Board, (i) you shall cooperate with the Board in its efforts to recruit a new Chief Executive Officer for the Company; (ii) provide assistance to any such newly hired Chief Executive Officer as he or she may request in connection with his or her assumption of such role (upon the hiring of which person your title shall be changed to Special Advisor to the Chief Executive Officer); and (iii) perform specific requested activities consistent with your role as Chief Executive Officer (or Special Advisor to the Chief Executive Officer), including without limitation (A) if required in order for the Company to be in compliance with securities laws, signing, as Chief Executive Officer and principal executive officer, and delivering your signature to the Company promptly upon request the Company’s Form 10-K for the fiscal year ended December 31, 2011 (“2011 Form 10-K”) in the form signed by the Company’s Chief Financial Officer (unless you have a reasonable objection to such form, in which case you promptly shall advise the Company of such objection and shall work with the Company diligently and in good faith to seek to agree on a revision to the form that will resolve such objection), together with signing the certifications to be filed as Exhibits 31.1 and 32.1 thereto, (B) signing, as Chief Executive Officer and principal executive officer, and delivering your signature to the Company promptly upon request, the management representation letter to the Company’s independent registered public accounting firm in connection with its audit of the Company’s financial statements as of and for year ending December 31, 2011 (the “2011 Audit”) in the form signed by the Company’s Chief Financial Officer (unless you have a reasonable objection to such form, in which case you promptly shall advise the Company of such objection and shall work with the Company diligently and in good faith to seek to agree on a revision to the form that will resolve such objection) and (C) taking other steps that reasonably may be requested by the Company in order to facilitate the timely completion of the 2011 Audit and the timely filing of the 2011 Form 10-K.

2.

Through March 31, 2012 (or through the Separation Date, if the Separation Date is earlier than March 31, 2012 as a result of the Company terminating your employment for Cause (as defined in the Severance Agreement)), you shall be paid a base salary at a rate of $450,000 per annum, payable in installments in accordance with the Company’s standard payroll practices and you shall remain eligible for benefits in accordance with the Company’s standard policies. In addition, the Company shall pay on your behalf and without reimbursement by you (for a period of twelve (12) months following the Separation Date), the full cost of premiums for continuation of any benefits that you are eligible under COBRA to elect to (and do elect to) continue.

3.

Within thirty (30) days of your Separation Date but in no event later than April 30, 2012, you shall be paid the lump sum of $900,000 plus payment of any accrued and unused vacation time in accordance with the Company’s standard policies, subject to your execution and delivery to the Company of a release (the “Release”) in the form specified by and otherwise in accordance with Section 14 of the Change of Control and Severance Agreement dated as of June 9, 2009 between you and Company, as amended pursuant to Amendment No. 1 thereto dated as of March 28, 2011 (the “Severance Agreement”); for the avoidance of doubt, the Company shall not be obligated to make any payment to you hereunder unless and until you have delivered the Company a copy of the Release executed by you within thirty (30) days following the Separation Date (but in no event prior to the Separation Date) and the seven (7) day revocation period with respect to the Release has expired without the Release having been revoked by you. For the further avoidance of doubt, this Agreement shall be deemed to be one of the “Applicable Agreements” as such term is defined in the Release. The payment specified in this Paragraph 3 shall be in lieu of any payment that otherwise may be due to you pursuant to Section 1 of the Severance Agreement.

4.

The Company shall make applicable tax and benefits withholdings from any payments due to you pursuant to this Agreement (including without limitation pursuant to Paragraphs 2, 3, 7 and 8 hereof) in accordance with the Company’s standard policies. For the avoidance of doubt, you shall continue to be entitled to elect (a “Net Exercise Election”) pursuant to the June 2009 RSU Grant Agreement (as defined below) and March 2011 RSU Grant Agreement (as defined below) (each an “RSU Grant Agreement”) to have the Company withhold, in connection with the vesting of restricted stock units (“RSUs”) pursuant to each RSU Grant Agreement, a number of shares of Common Stock otherwise deliverable to you in connection with the vesting of RSUs under such RSU Grant Agreement having a Fair Market Value (as defined in the applicable RSU Grant Agreement) equal to the minimum amount of any required withholding tax obligation in connection with the vesting of such RSUs.

5.

The parties agree that at present, there currently are (i) 520,000 unvested RSUs subject of the agreement between the parties dated as of June 9, 2009 captioned “Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan” (the “June 2009 RSU Grant Agreement”) (and that 130,000 RSUs subject of the June 2009 RSU Grant Agreement previously have vested and been settled by delivery of shares of Common Stock, together with accumulated dividend equivalents thereon); (ii) 50,000 unvested

RSUs subject of the agreement between the parties dated as of March 28, 2011 captioned “Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan” (the “March 2011 RSU Grant Agreement”); (iii) 180,000 unexercisable options subject of the agreement between the parties dated as of March 28, 2011 captioned “Agreement for Grant of Stock Options Under 2007 Performance Incentive Plan” (the “March 2011 Option Agreement”); and (iv) no agreements between the parties other than those specified in the foregoing clauses (i)-(iii) of this sentence that relate to any stock options, stock appreciation rights, restricted stock, RSUs or other stock-based awards. All the agreements referenced in clauses (i), (ii) and (iii) of the immediately preceding sentence were issued under TheStreet.com, Inc. 2007 Performance Incentive Plan, as amended and restated effective May 27, 2010 (the “Plan”).

6.	On the Separation Date,

(i)	all unvested RSUs subject of the June 2009 RSU Grant Agreement immediately shall become vested; and

(ii)

provided that your employment with the Company is not terminated by the Company after the date hereof for Cause (as defined in the March 2011 RSU Grant Agreement), (a) 12,500 unvested RSUs subject to the March 2011 RSU Grant Agreement immediately shall become vested; (b) vesting of the remaining 37,500 unvested RSUs subject to the March 2011 RSU Grant Agreement shall be suspended and such RSUs will be automatically forfeited and expire on July 1, 2012 unless a definitive agreement, tender offer or a letter of intent respecting a Change of Control (as such term is defined in the Plan) transaction involving the Company (a “Change of Control Agreement”) is entered into or received (as the case may be) by the Company subsequent to the date hereof but prior to July 1, 2012, in which case the remaining 37,500 will be automatically forfeited and expire on January 1, 2013 unless a Change of Control as contemplated by such Change in Control Agreement is consummated by December 31, 2012 in which case the remaining 37,500 RSUs shall immediately vest upon concurrent with the consummation of the Change of Control; (c) 45,000 options subject to the March 2011 Option Agreement shall become exercisable and remain exercisable for 180 calendar days after the Separation Date (following which date the options immediately shall be terminated and expire) and (d) 135,000 options subject to the March 2011 Option Agreement shall only vest and become exercisable if a Change of Control Agreement is entered into or received (as the case may be) by the Company subsequent to the date hereof but prior to July 1, 2012 and a Change of Control as contemplated by such Change in Control Agreement is consummated by December 31, 2012 and if no Change of Control Agreement is entered or received subsequent to the date hereof but prior to July 1, 2012 or no a Change of Control as contemplated by such Change in Control Agreement is consummated by December 31, 2012, then the 135,000 unvested options automatically shall be terminated and expire; and

(iii)

in the event that your employment with the Company is terminated by the Company after the date hereof for Cause, (a) all RSUs subject to the March 2011 RSU Grant Agreement immediately shall be forfeited and expire; (b) all options subject to the March 2011 Option Agreement Letter shall immediately be terminated and expire and (c) such termination shall not affect, terminate or release the Company’s obligations to make payments under Paragraph 3, 7 or 8 of this Agreement or the vesting of any of the 520,000 RSUs under the June 2009 RSU Grant Agreement; and.

(iv)

all accrued dividends on an unvested RSU will be paid as provided in the applicable RSU Grant Agreement upon the vesting of the RSU. For the avoidance of doubt, if the Company’s record date for a dividend occurs prior to the date of vesting of an RSU you shall be paid such dividends on such RSU even if the shares of Common Stock underlying that RSU are withheld under a Net Exercise Election.

7.

You shall receive payment of a bonus for 2011 pursuant to the Company’s Short Term Cash Incentive Program (adopted by the Compensation Committee of the Company’s Board (the “Compensation Committee”) in February 2011, the “2011 Incentive Program”) at a time and in a manner consistent with the payments made to the Company’s other named executive officers pursuant to the 2011 Incentive Program. The amount of your bonus pursuant to the 2011 Incentive Program shall be calculated in a manner no less favorable than for the bonus pursuant to the 2011 Incentive Program for the Company’s other named executive officers but in no case shall the 2011 bonus be less than the amount determined solely as a function of the amount of the Company’s 2011 Revenue and “Adjusted EBITDA” as set forth in Schedule A to the Agreement for Grant of Cash Performance Award Under 2007 Performance Incentive Plan dated February 11, 2011 and the amount of the 2011 bonus may not be reduced or lowered in the discretion of the Company’s Board or any committee that administers the Plan or for any other reason.

8.

Within ninety (90) days of the Separation Date, the Compensation Committee shall determine the amount you will receive as a bonus with respect to services you render to the Company in 2012 (a “2012 Bonus”). The 2012 Bonus shall be not less than one twelfth (1/12) of the 2011 bonus that you are paid under Paragraph 7 of this Agreement.

9.

Each party agrees that the termination of your services to the Company (effective as of the Separation Date), is not related to any change in ownership, change in effective control, or change in the ownership of a substantial portion of the assets of the Company or to a Change of Control (as defined in the Plan and as may be otherwise defined in any agreement between the parties).

10.	(i)

Notwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” as determined by the Board or the Compensation Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”), you shall not be entitled to any payments of amounts which constitute deferred compensation within the meaning of Section 409A upon a termination of your employment until the earlier of (a) the date which is six (6) months after the termination of you employment for any reason other than death (except that during such six (6) month period you may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (b) the date of your death.

	(ii)	If any provision of this Agreement or of any award of compensation, including equity compensation or benefits would cause you to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

(iii)

Notwithstanding any provision of this Agreement to the contrary, to the extent any compensation or award which constitute deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control (as defined in the applicable agreement) and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, then notwithstanding such vesting, payment will be made to you on the earliest of (a) your “separation from service” with the Company (determined in accordance with Section 409A) (or, if you are a specified employee within the meaning of Section 409A, such later date as provided in clause (i) of this Paragraph 10), (b) the date payment otherwise would have been made, or (c) your death.

(iv)

For the avoidance of doubt, the terms and conditions of Section 2 of the Severance Agreement survive the execution of this Agreement and apply to any compensation, payment or distribution by Company to or for your benefit under, pursuant to, or in connection with, this Agreement.

11.

Except as may be expressly set forth above, this Agreement does not modify or amend any existing written agreement between the parties, each of which remains otherwise unmodified and in full force and effect (including without limitation any provisions relating to post-employment covenants, “claw-back” provisions and the indemnification agreement in your favor).

12.

This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the parties in connection therewith. Neither party is relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement. No modification to this Agreement shall be binding unless in writing and signed by both parties. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder. This Agreement shall be governed by the laws of the State of New York, without reference to its principles of conflicts of law that otherwise might call for application of the law of another jurisdiction. The state and federal courts located in New York, New York shall have sole and exclusive jurisdiction over any dispute arising out of or related to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts with respect to any such dispute and waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the proceeding has been brought in an inconvenient forum, to any such proceeding brought in such courts. This is an agreement for your personal services and you may not delegate the performance of your duties specified herein to any third party. Signatures manually made and delivered via facsimile or in electronic format (e.g., .pdf) shall be deemed originals for all purposes. Each party acknowledges that by signing below, the party has read, understands and accepts each of the terms of this Agreement, that the party has had sufficient opportunity to review the Agreement and consult with an attorney or other advisor, and that the party is entering into this Agreement freely and knowingly and not under duress. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of giving effect to the intent of the parties.

By signing below, each party confirms that their agreement with the above.

Sincerely,

THESTREET, INC.

/s/ Christopher Marshall

By:	Christopher Marshall
Chairman of the Board

ACCEPTED AND AGREED:

/s/ Daryl Otte

Daryl R. Otte